CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered/Proposed Maximum Aggregate Price Per Unit/Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Senior debt securities(1)
Subordinated debt securities(1)

(1)	Includes an indeterminate amount of securities that may be reoffered and resold by and through broker-dealer affiliates of Sumitomo Mitsui Financial Group, Inc., including SMBC Nikko Securities America, Inc., in market-making transactions. These securities consist of an indeterminate amount of such securities that are initially being registered, and will initially be offered and sold, under a registration statement on Form F-3 (File No. 333-209069), to which this prospectus relates. Pursuant to Rule 457(q) under the U.S. Securities Act of 1933, as amended, no separate filing fee is required for the registration of securities to be reoffered solely for market-making purposes by an affiliate of the registrant.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-209069

PROSPECTUS

This prospectus relates to market-making offers and sales of all outstanding debt securities issued by Sumitomo Mitsui Financial Group, Inc., or SMFG, under Registration Statement number 333-209069.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the debt securities referenced above or determined if this prospectus or any pricing supplement, prospectus supplement and accompanying prospectus describing the terms of a specific series of debt securities is truthful or complete. Any representation to the contrary is a criminal offense.

One or more broker-dealer affiliates of SMFG, or Broker-Dealer Affiliates, including SMBC Nikko Securities America, Inc., expect to offer and sell the outstanding debt securities referenced above as part of its business, and may act as principal or agent in such transactions. The Broker-Dealer Affiliates may use this prospectus in connection with these activities.

The date of this prospectus is July 5, 2016.

Page
Description of the Debt Securities	1
Market-making Activities	1
Use of Proceeds	1
Where You Can Find More Information	1

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DESCRIPTION OF THE DEBT SECURITIES

The debt securities referenced on the cover page of this prospectus have been issued under Registration Statement number 333-209069. A pricing supplement, if any, prospectus supplement and prospectus describing each such debt security (each, a “disclosure document”) have been filed with the SEC and each of these disclosure documents is incorporated by reference herein in its entirety, except for any portion of each disclosure document that incorporates by reference the issuer’s prior and future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

MARKET-MAKING ACTIVITIES

This prospectus may be used by the Broker-Dealer Affiliates, including SMBC Nikko Securities America, Inc., in connection with offers and sales of the debt securities in market-making transactions. In market-making transactions, the Broker-Dealer Affiliates may resell debt securities it acquires from other holders, after the original offering and sale of the debt securities. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, the Broker-Dealer Affiliates may act as principal or agent and may receive compensation in the form of discounts and commissions from both the purchaser and seller. The Broker-Dealer Affiliates, including SMBC Nikko Securities America, Inc., are under no obligation to engage in market-making transactions and may discontinue any market-making activities at any time without any notice.

SMBC Nikko Securities America, Inc. is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the debt securities referenced on the cover page of this prospectus. Accordingly, the participation of SMBC Nikko Securities America, Inc. in the offerings of such debt securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or an agent informs you in your confirmation of sale that your debt security is being purchased in its original offering and sale, you may assume that you are purchasing your debt security in a market-making transaction.

USE OF PROCEEDS

We do not expect to receive any proceeds from market-making transactions. We do not expect that any Broker-Dealer Affiliate, including SMBC Nikko Securities America, Inc., will pay any proceeds from market-making resales to us.

WHERE YOU CAN FIND MORE INFORMATION

As required by the U.S. Securities Act of 1933, SMFG filed a registration statement relating to the debt securities referenced on the cover of this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We are subject to the information requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual reports, special reports and other information with the SEC. You may read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

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The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference:

•	our annual report on Form 20-F for the fiscal year ended March 31, 2016, filed on June 29, 2016 (File Number 001-34919).

All subsequent reports filed by us pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and before the date the Broker-Dealer Affiliates stop offering debt securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents. In addition, any Form 6-K subsequently submitted to the SEC specifying that it is being incorporated by reference into this prospectus shall be deemed to be incorporated by reference. Documents incorporated by reference shall become a part of this prospectus on the respective dates the documents are filed or furnished with the SEC.

Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any document that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. You may request a copy of these documents by writing or telephoning us at:

Sumitomo Mitsui Financial Group, Inc.

1-2, Marunouchi 1-chome, Chiyoda-ku

Tokyo 100-0005 Japan

Attention: Investor Relations Department

Fax: +81-3-4333-9861

Tel: +81-3-3282-8111

SMFG is responsible for the information provided in this prospectus and the pricing supplement, if any, the prospectus supplement and the prospectus describing the terms of a specific series of debt securities being offered and sold in the secondary market. SMFG has not authorized anyone to provide you with any other information, and SMFG takes no responsibility for any other information that others may provide you. You should not assume that the information in this prospectus, the pricing supplement, if any, the prospectus supplement and prospectus or contained in or incorporated by reference is accurate as of any date other than the date of the applicable document. Neither SMFG nor any Broker-Dealer Affiliate is making an offer of any of the debt securities referenced on the cover of this prospectus in any jurisdiction where the offer is not permitted.

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